Exhibit 99.2

Investor Fact Sheet            NYSE: NJR

NJR Contacts:
Dennis R. Puma, Manager, Treasury Services	732-938-1229
William Foley, Treasurer	732-938-1224

April 2009

SUMMARY OF ACCELERATED INFRASTRUCTURE PROGRAM

Overview

On April 16, 2009, New Jersey Natural Gas (NJNG), principal subsidiary of New Jersey Resources Corporation, received approval from the New Jersey Board of Public Utilities (NJBPU) for its $70.8 million Accelerated Infrastructure Program (AIP). AIP is designed to accelerate previously planned capital expenditure projects, as well as create 75 to 100 jobs to help stimulate the economy and support job growth in the state.

NJNG has identified a total of 14 projects throughout its service area of Monmouth, Morris and Ocean counties. These capital improvement projects include main replacements, system reinforcements and expansions. The design and construction of all projects must commence by December 31, 2010. This is consistent with Governor Jon Corzine’s Economic Stimulus Plan for the state and is expected to enhance the reliability of NJNG’s distribution system.

Capital Investment Costs

Capital investment costs will consist of all prudently incurred capital expenditures associated with the projects, including actual costs of engineering, design and construction, cost of removal (net of salvage) and property acquisition, including actual labor, materials and overheads. A breakdown of the estimated investment costs in each fiscal year is as follows:

Fiscal 2009	$6.0 million
Fiscal 2010	$43.5 million
Fiscal 2011	$21.3 million
Total	$70.8 million

Importantly, recovery of the program costs will be at NJNG’s weighted average cost of capital (WACC) of 7.76 percent. The WACC was approved by the NJBPU in October of 2008 and is as follows:

	Amount $000	Ratios	Cost Rate	Weighted Cost Rate
Long-term Debt	$411,344	41.6%	5.44%	2.27%
Short-term Debt	66,000	6.7%	2.90%	0.19%
Customer Deposits	4,447	0.5%	4.79%	0.02%
Common Equity	506,332	51.2%	10.30%	5.28%

Total	$988,123	100.0%		7.76%

Accounting Treatment and Regulatory Timeline

During AIP construction years, and consistent with Regulatory accounting practices, NJNG is entitled to accrue an Allowance for Funds Used During Construction (AFUDC) on AIP capital expenditures. Therefore, NJNG will accrue the rate impact of financing as AIP expenditures occur, although recovery of investment costs and accrued AFUDC for regulatory purposes will be permitted only after the approved regulatory timeline below.

As indicated, NJNG will recover AIP investment costs and AFUDC outside of traditional base rate recovery methods. The timeline set forth for cost recovery as established by the NJBPU is:

Date	Action
June 2010	NJNG files for recovery of AIP project costs incurred through August 31, 2010
October 2010	New base rates into effect upon NJBPU approval
June 2011	NJNG files for recovery of AIP project costs incurred through August 31, 2011
October 2011	New base rates into effect upon NJBPU approval

Rate Impact

The Company estimates that the total rate increase resulting from the AIP will be approximately 1 to 1.25 percent to the bills of an average residential heating customer based on the Company’s current rates and anticipated sales volumes.

For Further Information Contact:

Dennis R. Puma, Manager, Treasury Services	William Foley, Treasurer
732-938-1229	732-938-1224

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